Exhibit 99.1

UScellular announces sale of select spectrum assets to AT&T for $1.018 billion

CHICAGO (November 7, 2024) – United States Cellular Corporation (NYSE: USM) today has announced that it has entered into an agreement with AT&T (NYSE: T) to sell a portion of the Company’s retained spectrum licenses for total consideration of $1.018 billion. The transaction is part of the objective UScellular announced on May 28, 2024, to opportunistically monetize the spectrum that was not included in the proposed sale to T-Mobile; and follows the transactions previously announced on October 18, 2024, to sell a portion of the retained spectrum licenses to Verizon and two other mobile network operators.

“We are pleased with the significant value that will be realized in the various transactions recently announced,” said Laurent C. Therivel, President and CEO. “This agreement adds a fourth mobile network operator, in addition to T-Mobile, to the list of those whose subscribers will benefit from the sale of our spectrum licenses. As with the other mobile network operators, we are confident that AT&T can put it to productive use in communities throughout the U.S. Furthermore, the terms of the agreement will ensure that there will be continued, uninterrupted service for UScellular customers in the interim.”

Following this transaction, as well as those previously announced, UScellular will have reached definitive agreements to monetize approximately 55%, measured on a MHz-Pops basis, of the spectrum holdings (excluding mmWave) that were excluded from the proposed sale to T-Mobile, for a total consideration of approximately $2.02 billion. Including the proposed T-Mobile transaction, UScellular will have reached agreements to monetize approximately 70% of its total spectrum holdings (excluding mmWave), measured on a MHz-Pops basis.

“After our proposed sales, we will be left with 1.86 billion MHz-Pops of low and mid-band spectrum, as well as 17.2 billion MHz-Pops of mmWave spectrum, with the substantial majority of retained value in the C-band spectrum,” added Therivel.

“The C-band licenses have a number of attributes that we believe are favorable to their long-term value. First, our C-band licenses are positioned in an attractive mid-band frequency that can deliver outstanding speed and capacity. Second, there is a substantial 5G ecosystem of equipment vendors and existing infrastructure that uses C-band. Finally, they have a lengthy build-out timeline, with first and second build-out dates of 2029 and 2033, respectively. This provides ample time and optionality for us to either monetize or deploy the spectrum in the future. We will continue to look for ways to opportunistically monetize the C-band, as well as the other remaining spectrum.”

Transaction Details
The agreement with AT&T includes the sale of 1,250 million MHz-Pops of 3.45 GHz and 331 million MHz-Pops of 700 MHz B/C block licenses for a total of $1.018 billion. The purchase price is payable in cash and subject to certain potential adjustments, as specified in the purchase agreement.

Substantially all of the transaction is contingent upon the closing of the sale of the UScellular wireless operations and select spectrum assets to T-Mobile and is subject to the receipt of regulatory approvals and satisfaction of customary closing conditions.

Some of the licenses being sold to AT&T are owned by a third party. Their sale to AT&T is contingent upon UScellular’s purchase, which is pending receipt of regulatory approval, of the equity in the third party that UScellular does not currently own. Those licenses cover approximately 15% of the total MHz-Pops represented in the announced transaction.

Other Transaction Details
TDS, in its role as the 83 percent shareholder of UScellular, has delivered its written consent approving the AT&T transaction. No further action by UScellular’s shareholders will be needed or solicited in connection with the transaction.

Advisors
Citigroup Global Markets Inc. is serving as lead financial advisor and Centerview Partners LLC is serving as financial advisor to TDS. TD Securities (USA) LLC and Wells Fargo are also serving as financial advisors to TDS. Wilkinson Barker Knauer, LLP is serving as lead transactional and FCC regulatory counsel to both TDS and UScellular. In addition, Clifford Chance LLP is serving as regulatory advisor to both TDS and UScellular and Sidley Austin LLP is serving as legal advisor to TDS. PJT Partners LP is serving as financial advisor and Cravath, Swaine & Moore LLP is serving as legal advisor to the independent directors of UScellular.

About UScellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 4.5 million retail connections in 21 states. The Chicago-based company had 4,200 full- and part-time associates as of September 30, 2024. At the end of the third quarter of 2024, Telephone and Data Systems, Inc. owned approximately 83 percent of UScellular. For more information about UScellular, visit uscellular.com.

Contacts
Colleen Thompson, Vice President - Corporate Relations of TDS
colleen.thompson@tdsinc.com

Julie Mathews, IRC, Director - Investor Relations of TDS
julie.mathews@tdsinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: whether the previously announced transaction whereby UScellular has agreed to sell its wireless operations and selected spectrum assets to T-Mobile will be successfully completed or whether UScellular will be able to find buyers at mutually agreeable prices for its remaining spectrum assets; whether the previously announced transaction with Verizon will be successfully completed; whether the transactions announced today with AT&T will be successfully completed; whether these transactions will have an adverse impact on UScellular’s business; and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of UScellular's Form 10-K, as updated by any UScellular Form 10-Q filed subsequent to such Form 10-K.

For more information about UScellular, visit: www.uscellular.com